UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2005

HOST MARRIOTT, L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-25087	52-2095412
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6903 Rockledge Drive

Suite 1500

Bethesda, Maryland 20817

(Address of principal executive offices) (Zip Code)

(240) 744-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 10, 2005, Host Marriott, L.P. (“Host L.P.”), for whom Host Marriott Corporation (“HMC”) acts as sole general partner, issued $650 million aggregate principal amount of senior notes bearing interest at a rate of 6 3/8% per year due in 2015. The notes pay interest semi-annually in arrears. The notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

Optional Redemption Provisions and Change of Control Repurchase Right

At any time prior to March 15, 2010, the Series N senior notes will be redeemable at our option, in whole but not in part, for 100% of their principal amount, plus a make-whole premium as set forth in the senior notes indenture, plus accrued and unpaid interest to the applicable redemption date. Beginning March 15, 2010 we may redeem, in whole or in part, the Series N senior notes at any time subject to the payment of a redemption price together with any accrued and unpaid interest to the applicable redemption date. The redemption price includes a call premium that varies (from 3.188% to 0%) depending on the year of redemption.

In addition, prior to March 15, 2008 we may redeem up to 35% of the aggregate principal amount of the Series N senior notes at a redemption price equal to 106.375% of the principal amount thereof, together with any accrued and unpaid interest to the applicable redemption date, with the net cash proceeds of sales of equity securities by Host LP or HMC.

The holders of Series N senior notes will also have the right to require us to repurchase their notes upon the occurrence of a change in control triggering event, as defined in the senior notes indenture, at an offer price equal to 101% of the principal amount of the senior notes plus accrued and unpaid interest to the date of purchase.

Ranking and Security

The notes were issued pursuant to a supplement to Host L.P.’s Amended and Restated Indenture, dated August 5, 1998, originally among HMH Properties, Inc. (now, Host L.P.), the subsidiary guarantors named therein, and HSBC Bank USA f/k/a Marine Midland Bank (now succeeded by The Bank of New York), as trustee. Under the terms of the senior notes indenture, the senior notes are equal in right of payment with all of our unsubordinated indebtedness and senior to all subordinated obligations of Host L.P. The senior notes are guaranteed by certain of our subsidiaries and are currently secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes outstanding under our senior notes indenture, as well as our credit facility, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility.

Restrictive Covenants

Under the terms of the senior notes indenture, our ability to incur indebtedness and pay dividends is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 2.0x by Host LP. This ratio is calculated in accordance with our senior notes indenture and excludes from interest expense items such as interest on our Convertible Subordinated Debentures, call premiums and deferred financing charges that are included in interest expense on our consolidated statement of operations. In addition, the calculation is based on our pro forma results for the four prior fiscal quarters giving effect to the transactions, such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. Other covenants limiting our ability to incur indebtedness and pay dividends include maintaining total indebtedness (excluding our Convertible Subordinated Debentures) of less than 65% of adjusted total assets (using un-depreciated real estate values) and secured indebtedness of less than 45% of adjusted total assets. So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture, we may pay dividends and incur additional debt under the senior notes indenture. There are exceptions permitting distributions by Host LP to HMC, and other holders of partnership interests, that are necessary for HMC to pay dividends required to maintain its status as a real estate investment trust, even when Host LP does not meet the financial covenant tests set forth above.

The senior notes indenture also imposes restrictions on customary matters, such as limitations on the capital expenditures, acquisitions, investments, and transactions with affiliates and the incurrence of liens.

Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The proceeds of the Series N senior notes offering were approximately $640 million after deducting fees and expenses. We intend to use a portion of these proceeds to redeem approximately $169 million of Host L.P.’s existing 7 7/8% Series B senior notes due 2008. The redemption date for the Series B senior notes is April 11, 2005 pursuant to an irrevocable notice provided by us to the trustee on March 10, 2005, upon the closing of the issuance of the Series N senior notes. The Series B senior notes were issued pursuant to a supplement to the same Amended and Restated Indenture, dated August 5, 1998 described above. Under the terms of the Series B senior notes we are required to pay a call premium equal to 2.657%, or approximately $4.5 million, in order to redeem the notes prior to their scheduled maturity of August 1, 2008.

Item 8.01. Other Events

We intend to use the remaining portion of the net proceeds from our Series N senior notes issuance, together with available cash, to fund a tender offer for $300 million of Host L.P.’s 8 3/8% Series E senior notes due 2006 and to repay the $140 million mortgage debt secured by two of our Ritz-Carlton hotels located in the Buckhead section of Atlanta, Georgia and Naples, Florida.

We commenced an offer to purchase for cash on March 3, 2005 all of our $300 million outstanding 8 3/8% Series E senior notes due 2006. In conjunction with the offer to purchase the Series E senior notes, we are soliciting consents from the holders of the Series E senior notes to approve certain proposed amendments to the indenture governing the Series E senior notes which will eliminate substantially all of the restrictive covenants, modify the events of default and modify certain delivery obligations in the event of defeasance for the Series E senior notes. The tender offer is conditioned upon the satisfaction of a number of conditions, including among other things, the receipt of consents of a majority in principal amount of the holders of the Series E senior notes (which is necessary for the approval of the proposed amendments to the indenture governing the Series E senior notes). The expiration date for holders of the Series E senior notes to validly tender their notes, unless extended, is 12:01 a.m., New York City time, March 31, 2005.

The proposed repayment date for the mortgage debt secured by two of the Company’s Ritz-Carlton hotels is May 2, 2005. We assumed this mortgage debt when we acquired these properties in 1996. However, we have the right to revoke the repayment prior to 5 business days before the proposed May 2, 2005 prepayment date. The bank has indicated its preliminary acceptance of the proposed repayment date. Under the terms of the mortgage, we are required to pay an approximate $10 million prepayment premium in order to pay off the mortgage on May 2, 2005, prior to its scheduled maturity on October 1, 2006.

Forward Looking Statements

The discussion in this Current Report on Form 8-K includes forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project”, “will,” “continue,” and other similar terms and phrases including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: uncertainty as to whether holders of Series E Senior Notes subject to the tender offer will decide to tender their senior notes, the risks and uncertainties discussed in the risk factors section of our Annual Report on Form 10-K for the year ended December 31, 2004 and other risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this filing and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations, except as required by federal securities laws.

Item 9.01.    Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are filed herewith.

Exhibit Number	Description
4.19	Sixteenth Supplemental Indenture, dated March 10, 2004, by and among Host Marriott, L.P., the Subsidiary Guarantors named therein and The Bank of New York as successor to HSBC Bank USA (formerly, Marine Midland Bank), as trustee, to the Amended and Restated Indenture dated August 5, 1998.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

	By:	Host Marriott, L.P.

	By:	Host Marriott Corporation, its general partner

Date March 15, 2005		/s/ Larry K. Harvey
Larry K. Harvey Senior Vice President and Corporate Controller